Exhibit 10.1

REX ENERGY CORPORATION

2007 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Award Agreement”) is effective [                                    ] (the “Grant Date”), between Rex Energy Corporation, a Delaware corporation (the “Company”) and [                                    ] (the “Recipient”).

W I T N E S S E T H :

WHEREAS, the Company has established the Rex Energy Corporation 2007 Long-Term Incentive Plan (the “Plan”);

WHEREAS, the Recipient is currently an employee of the Company or one of its Affiliates;

WHEREAS, the Company desires to grant to the Recipient the shares of equity securities specified herein (the “Shares”), subject to the terms and conditions of this Award Agreement; and

WHEREAS, the Recipient desires to have the opportunity to hold Shares subject to the terms and conditions of this Award Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Recipient hereby agree as follows:

1.	Definitions. For purposes of this Award Agreement, the following terms shall have the meanings indicated:

(a)	“Barrels of Oil Equivalents” or “BOEs” means barrels of oil equivalents for the Performance Period as set forth in the Financial Statements.

(b)	“BOE Goals” are as follows:

BOE Entry Goal	[	] BOE
BOE Target Goal	[	] BOE
BOE Over Achievement Goal	[	] BOE

(c)	“Discretionary Cash Flow Per Share” or “DSCF ps” means a financial measure (not recognized by United States generally accepted accounting principles) that is calculated for the Performance Period by adding the following to net income (loss) as stated in the Financial Statements:

i.	depletion, depreciation and amortization;

ii.	accretion expenses on ARO;

iii.	non-cash compensation;

iv.	income (loss) attributable to minority interests;

v.	gain/loss on sale of assets;

vi.	impairment expense;

vii.	unrealized losses from derivatives;

viii.	income tax expense (benefit); and

ix.	other non-cash expense items to net income at the Committee’s discretion then dividing the resulting sum by the weighted average Shares (as determined on a fully diluted basis) of the Company that are outstanding during the Performance Period, in all cases, as determined in good faith by the Committee based on the Financial Statements.

(d)	“DSCF ps Goals” are as follows:

DSCF ps Entry Goal	[	] DSCF ps
DSCF ps Target Goal	[	] DSCF ps
DSCF ps Over Achievement Goal	[	] DSCF ps

(e)	“Financial Statements” means the Company’s audited financial statements for the Performance Period as filed with the Securities and Exchange Commission (or, for purposes of Sections 5(d) and 5(e), the Company’s unaudited financial statements and records as determined in the good faith discretion of the Committee).

(f)	“Forfeiture Restrictions” shall mean any prohibitions and restrictions set forth herein with respect to the sale or other disposition of Shares issued to the Recipient hereunder and the obligation to forfeit and surrender such shares to the Company.

(g)	“Performance Period” means the three-year period ended December 31, [ ] (or such shorter portion of that period for purposes of Sections 5(d) and 5(e)).

(h)	“Restricted Shares” shall mean the Shares that are subject to the Forfeiture Restrictions under this Award Agreement.

Capitalized terms not otherwise defined in this Award Agreement shall have the meanings given to such terms in the Plan.

2.	Grant of Restricted Shares. Effective as of the Grant Date, the Company shall cause to be issued in the Recipient’s name the following Shares as Restricted Shares: [ ] shares of the common stock of the Company, $0.001 par value per share (the “Maximum Number of Shares”). The Company shall cause certificates evidencing the Restricted Shares to be issued in the Recipient’s name, and, subject to the Forfeiture Restrictions and other terms and conditions of this Award Agreement, the Recipient shall have all the rights of a stockholder with respect to such Restricted Shares, including the right to vote such Shares. Dividends paid with respect to Restricted Shares in cash or property other than shares of Stock or rights to acquire shares of Stock shall be paid to the Recipient currently. Dividends paid in shares of Stock or rights to acquire shares of Stock shall be added to and become a part of the Restricted Shares. Upon issuance, the certificates shall be deposited with the Secretary of the Company or to such other depository as may be designated by the Committee under the Plan as a depository for safekeeping until the forfeiture of such Restricted Shares occurs or the Forfeiture Restrictions lapse and the withholding provisions of Section 9 have been satisfied. Effective as of the Grant Date, the Recipient shall deliver to the Company all stock powers, endorsed in blank, relating to the Restricted Shares. This Award is subject to the terms and provisions of the Plan, which are hereby incorporated herein by reference and the terms and provisions of this Award Agreement.

3.	Section 83(b) Election. The Recipient shall not exercise the election permitted under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Restricted Shares without the written approval of the President and Chief Executive Officer or General Counsel of the Company.

4.	Transfer Restrictions. The Shares granted hereby may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of (including pursuant to a qualified domestic relations order (as defined in Section 401(a)(13) of the Internal Revenue Code of 1986, as amended, or Section 206(d)(3) of the Employee Retirement Income Security Act of 1974, as amended)), to the extent then subject to the Forfeiture Restrictions. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Award Agreement shall be void and the Company shall not be bound thereby.

5.	Vesting. The Shares that are granted hereby shall be subject to the Forfeiture Restrictions. All of the Forfeiture Restrictions shall lapse and the Restricted Shares shall vest as follows (it being understood that the number of shares of Restricted Shares as to which all restrictions have lapsed and which have vested in the Recipient at any time shall be the greatest of the number of vested Shares specified pursuant to this Section 5 below):

(a)	Vesting Schedule Generally. The Shares that are granted under this Award are subject to time vesting and performance-based vesting. The Shares shall “vest” on the date on which the Committee certifies that the DSCF ps Goals and the BOE Goals have been satisfied; provided that the Recipient has been in continuous employment with the Company from the Grant Date through the third anniversary of the Grant Date.

(b)	Performance Vesting. The aggregate number of Shares that are granted under this Award that shall not be forfeited following the third anniversary of the Grant Date shall be equal to (A) the DSCF ps Percentage Achieved multiplied by the Maximum Number of Shares multiplied by 25% plus (B) the BOE Percentage Achieved multiplied by the Maximum Number of Shares multiplied by 25%.

i.	DSCF ps Percentage Achieved shall be determined as follows:

A.	If the DSCF ps Entry Goal is not achieved, then the DSCF ps Percentage Achieved shall be equal to 0%.

B.	If the DSCF ps Entry Goal is exactly achieved for the Performance Period, then the DSCF ps Percentage Achieved shall be equal to 50%.

C.	If the DSCF ps is between the DSCF ps Entry Goal ([ ]) and the DSCF ps Target Goal ([ ]), the applicable DSCF ps Percentage Achieved shall be determined by interpolation by dividing the DSCF ps by [ ] (DSCF ps/[ ]).

D.	If the DSCF ps Target Goal is exactly achieved for the Performance Period, then the DSCF ps Percentage Achieved shall be equal to 100%.

E.	If the DSCF ps is between the DSCF ps Target Goal ([ ]) and the DSCF ps Over-Achievement Goal ([ ]), the applicable DSCF ps Percentage Achieved shall be determined by interpolation by determining the sum of the quotient obtained by dividing the DSCF ps minus [ ] by [ ] plus 1 ((DSCF ps – [ ])/[ ] + 1).

F.	If the DSCF ps Over-Achievement Goal is exactly achieved or if the DSCF ps is greater than the DSCF ps Over-Achievement Goal, then the DSCF ps Percentage Achieved shall be equal to 200%.

ii.	The BOE Percentage Achieved shall be determined as follows:

A.	If the BOE Entry Goal is not achieved, then the BOE Percentage Achieved shall be equal to 0%.

B.	If the BOE Entry Goal is exactly achieved, then the BOE Percentage Achieved shall be equal to 50%.

C.	If BOE is between the BOE Entry Goal ([ ]) and the BOE Target Goal ([ ]), the applicable BOE Percentage Achieved shall be determined by interpolation by dividing the BOE by [ ] (BOE/[ ]).

D.	If the BOE Target Goal is exactly achieved, then the BOE Percentage Achieved shall be equal to 100%.

E.	If the BOE is between the BOE Target Goal ([ ]) and the BOE Over-Achievement Goal ([ ]), the applicable BOE Percentage Achieved shall be determined by interpolation by determining the sum of the quotient obtained by dividing the BOE minus [ ] by [ ] plus 1 ((BOE – [ ]/ [ ] + 1).

F.	If the BOE Over-Achievement Goal is exactly achieved or if the BOE is greater than the BOE Over-Achievement Goal, then the BOE Percentage Achieved shall be equal to 200%.

(c)	Termination of Employment for Any Reason Other than Death or Disability. If the Recipient’s incurs a Termination of Employment for any reason other than death or Disability before the Shares have vested, the Shares shall be forfeited and the Recipient shall cease to have any rights of a stockholder with respect to such forfeited Shares.

(d)	Death or Disability. Notwithstanding the vesting schedule set forth above, in the event of the Recipient’s Termination of Employment due to death or Disability before all of the Shares have vested, all Forfeiture Restrictions will immediately lapse upon the date of such Termination of Employment due to death or Disability with respect to the greater of: (i) 50% of the Maximum Number of Shares or (ii) the number of shares that would be awarded under Section 5(b) if the applicable Goals and the extent such Goals were satisfied are measured as of the date of Termination of Employment due to death or Disability.

(e)	Change in Control of the Company. Notwithstanding the vesting schedule set forth above, all Forfeiture Restrictions will immediately lapse upon a Change in Control of the Company with respect to the greater of: (i) 50% of the Maximum Number of Shares or (ii) the number of shares that would be awarded under Section 5(b) if the applicable Goals and the extent such Goals were satisfied are measured as of the date of the Change in Control.

Shares that do not become vested pursuant to Sections 5(a), 5(b), 5(d) or 5(e) above shall be forfeited and the Recipient shall cease to have any rights of a stockholder with respect to such forfeited Shares as of the date of the Recipient’s Termination of Employment or the date the Committee certifies that the Goals with respect to such forfeited Shares have not been satisfied.

Upon the lapse of the Forfeiture Restrictions with respect to Shares granted hereby and the satisfaction of the withholding provisions of Section 9, the Company shall cause to be delivered to the Recipient a stock certificate representing such Shares, and such Shares shall be transferable by the Recipient (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable securities law).

6.	Committee Determination. Pursuant to the Plan, the Committee shall have the discretion to make all determinations and calculations required or appropriate under this Agreement, including but not limited to calculating the DSCF ps and the BOE for the Performance Period and the extent to which the Goals have been satisfied following the end of the Performance Period or the death or Disability of the Recipient. The Committee’s determinations and calculations for purposes of this Agreement shall be binding upon and conclusive with respect to all persons.

The Committee may not increase the number of Shares that may be issued under this Agreement. The Committee may, in its sole discretion, make such adjustments as it deems necessary and appropriate, if any, with respect to the Goals to address the merger or consolidation of the Company, an acquisition or disposition of a significant portion of the Company’s businesses or assets as it exists on the date hereof, or any other extraordinary event occurring in relation to the Company during the term of this Agreement.

The Committee shall determine if the Goals hereunder have been satisfied and, to the extent such Goals have been satisfied, shall certify in writing that such Goals have been satisfied no later than 30 days following the filing of the Financial Statements with the SEC or, if applicable, the death or disability of the Recipient or, in the case of a Change in Control, no later than five business days following the effective date of the Change in Control.

7.	Changes in the Company’s Capital Structure. The existence of the Restricted Shares shall not affect in any way the right or power of the Company (or any company the stock of which is awarded pursuant to this Award Agreement) or its stockholders to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding, whether of a similar character or otherwise.

8.	Requirements of Law/Legend. The Shares granted hereby that are no longer subject to Forfeiture Restrictions may not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws, and the Recipient agrees (i) that the Company may refuse to cause the transfer of the Shares to be registered on the applicable stock transfer records if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law, and (ii) that the Company may give related instructions to the transfer agent or stock account administrator of the Company, if any, to stop registration of the transfer of the Shares. Further, the Recipient consents to the placing on the certificate for the Shares of an appropriate legend restricting resale or other transfer of the Shares except in accordance with all applicable securities laws and rules thereunder, as well as any legend under Section 13.5 of the Plan as determined by the Committee.

9.	Tax Withholding. To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions results in income to the Recipient for federal, state, local or foreign income, employment, excise or other tax purposes with respect to which the Company or an Affiliate has a withholding obligation, the Company or Affiliate may deduct from other compensation payable to the Recipient any sums required by federal, state, local or foreign tax law to be withheld with respect to the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions. Upon prior written direction from the Recipient (or other person validly receiving the Restricted Shares), the Recipient (or other person validly receiving the Restricted Shares) may elect to pay such sums for taxes directly to the Company or Affiliate, as the case may be, in cash or by check within one day after the date of the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions. In the absence of such prior written direction from the Recipient (or other person validly receiving the Restricted Shares), the Company shall withhold a number of Restricted Shares deliverable upon the lapse of any Forfeiture Restrictions to satisfy the tax withholding obligations of the Company or an Affiliate; provided that the Fair Market Value of the shares of Stock held back shall not exceed the Company’s or the Affiliate’s Minimum Statutory Tax Withholding Obligation.

The Company shall have no obligation upon the lapse of any Forfeiture Restrictions to deliver any shares of Stock hereunder until the Company or an Affiliate has received payment sufficient to cover the Minimum Statutory Tax Withholding Obligation with respect to that lapse. Neither the Company nor any Affiliate shall be obligated to advise the Recipient (or other person validly receiving the Restricted Shares) of the existence of the tax or the amount which it will be required to withhold.

10.	Forfeiture for Cause. This Award shall be subject to the Forfeiture for Cause provisions set forth in Section 4.7 of the Plan.

11.	No Fractional Shares. All provisions of this Award Agreement concern whole Shares. Notwithstanding anything contained in this Award Agreement to the contrary, if the application of any provision of this Award Agreement would yield a fractional share, such fractional share shall be rounded down to the next whole Share.

12.	Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, by facsimile transmission or by courier or delivery service, to the Company at Windmere Centre, 476 Rolling Ridge Drive, Suite 300, State College, PA 16801, Attention: General Counsel, facsimile number (814) 278-7286, and to the Recipient at the Recipient’s address and facsimile number (if applicable) indicated beneath the Recipient’s signature on the execution page of this Award Agreement, or at such other address and facsimile number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

13.	No Employment Obligation. This Award Agreement is not an employment contract, express or implied, and no provision of this Award Agreement shall impose upon the Company or any Affiliate any obligation to employ or continue to employ, or utilize the services of, the Recipient. The right of the Company or any Affiliate to terminate the employment of the Recipient shall not be diminished or affected by reason of the fact that the Restricted Shares have been granted to the Recipient, and nothing in the Plan or this Award Agreement shall interfere with or limit in any way the right of the Company or its Affiliates to terminate any employee’s employment at any time or for any reason not prohibited by law.

14.	Successors and Assigns. Subject to the limitations which this Award Agreement imposes upon the transferability of the Shares granted hereby and except as otherwise provided to the contrary in this Award Agreement or in the Plan, this Award Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and to the Recipient and the Recipient’s executors, administrators, agents, legal and personal representatives.

15.	Grant Subject to Terms of Plan and this Award Agreement. The Recipient acknowledges and agrees that the grant of the Restricted Shares hereunder is made pursuant to and governed by the terms of the Plan and this Award Agreement, ratifies and consents to any action taken by the Company, the Board of Directors or the Committee concerning the Plan and agrees that the grant of the Restricted Shares pursuant to this Award Agreement is subject in all respects to the more detailed provisions of the Plan.

16.	Amendment and Waiver. Except as otherwise provided in Section 18.1 of the Plan, this Award Agreement may be amended, modified or superseded by written instrument executed by the Company and the Recipient. Only a written instrument executed and delivered by the party waiving compliance hereof shall make any waiver of the terms or conditions effective. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party of any term or condition, or of any breach of any term or condition, contained in this Award Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other term or condition, or a waiver of any breach of any other term or condition.

17.	Governing Law and Severability. This Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Recipients of Awards under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Pennsylvania. The invalidity of any provision of this Award Agreement shall not affect any other provision of this Award Agreement, which shall remain in full force and effect.

18.	Counterparts. This Award Agreement may be executed in two or more counterparts, each of which shall be an original for all purposes but all of which taken together shall constitute but one and the same instrument

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Award Agreement has been duly executed and delivered as of the day and year first above written.

REX ENERGY CORPORATION:

By:

Name:
Title:

RECIPIENT:

By:

Name:

Address:

Facsimile No.: